Exhibit 10.18

February 25, 2025
Alex Gil
****@***********.com

Dear Alex

As per our discussion, Integral Ad Science (“the Company”) will amend the terms of your employment letter dated October 22, 2023, with this enhanced severance agreement. In return, you will agree to give no less than six (6) weeks' notice if you voluntarily resign from your position at the Company.

If the Company terminates your employment without “Cause” you will be entitled to receive a severance payment (the “Severance Pay”) equal to twelve (12) months of your then applicable Base Salary, payable in equal installments over the twelve (12) months following your termination, and, at the sole discretion of the Board, a prorated Bonus that may have been awarded to you during the fiscal year in which such termination occurs, less deductions and withholdings required by law or authorized by you and subject to (A) your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)and; your continued copayment of premiums at the same level and cost to you as if you were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers you for a period of twelve (12) months at the Company’s expense, provided that you are eligible and remain eligible for COBRA coverage; provided, further, that the Company’s obligation to subsidize COBRA premiums is contingent on the Company determining that such subsidies would reasonably be expected to not result in the imposition of any excise taxes on the Company for failure to comply with the non discrimination requirements of the Patient Protection and Affordable Care Act and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); and provided, further, that if you obtain other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease.

Please let me know if you have any questions.

Regards,
Lisa

CC: Employee file: Alex Gil

COMPANY:
/s/ Lisa Nadler
Name: Lisa Nadler

EMPLOYEE:
/s/ Alex Gil
Alex Gil